    As filed with the Securities and Exchange Commission on February 8, 2000
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                              Universal Corporation
             (Exact name of Registrant as specified in its charter)



        Commonwealth of Virginia                        5150                              54-0414210
      (State or other jurisdiction          (Primary Standard Industrial               (I.R.S. Employer
    of incorporation or organization)        Classification Code Number)              Identification No.

                             1501 N. Hamilton Street
                            Richmond, Virginia 23230
                                 (804) 359-9311
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                 ---------------
                               James M. White, III
                          Secretary and General Counsel
    Universal Corporation, 1501 N. Hamilton Street, Richmond, Virginia 23230
                                 (804) 359-9311
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                 with copies to:
  Robert H. Craft, Jr., Esq.                           Bart Friedman, Esq.
     Sullivan & Cromwell                            Cahill Gordon & Reindel
1701 Pennsylvania Avenue, N.W.                          80 Pine Street
    Washington, D.C. 20006                         New York, New York 10005
        (202) 956-7500                                  (212) 701-3000
                                 ---------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 33-65079
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   -----------

                   CALCULATION OF ADDITIONAL REGISTRATION FEE

                                                                               Proposed Maximum
                                                           Proposed Maximum        Aggregate
       Title of Each Class of            Amount to be       Offering Price         Offering            Amount of
     Securities to be Registered          Registered         per Unit(1)           Price(1)         Registration Fee
     ---------------------------          ----------         -----------           --------         ----------------
           Debt Securities                $20,000,000          100% (2)         $20,000,000(2)           $5,280

(1) Estimated solely for purposes of calculating the registration fee.
(2) Plus accrued interest, if any.

                                 ---------------

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Universal Corporation is filing this Registration Statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the issuance and offering of Debt Securities of Universal Corporation as contemplated by the Registration Statement on Form S-3 (Reg. No. 33-65709) filed by Universal Corporation with the Securities and Exchange Commission (the "Commission") on December 15, 1995, as amended by Amendment No. 1 thereto filed on February 2, 1996, which was declared effective February 5, 1996 (the "Prior Registration Statement"). Universal Corporation is filing this Registration Statement for the sole purpose of increasing the amount of Debt Securities offered by a principal amount of $20,000,000. The contents of the Prior Registration Statement are incorporated herein by reference.

    The Registrant hereby certifies that its agent has instructed its bank or a wire transfer service to transmit to the Commission the applicable filing fee by a wire transfer of such amount from its agent's account to the Commission's account at Mellon Bank as soon as practicable, but no later than the close of the next business day following the filing of this Registration Statement. The Registrant further certifies that its agent will not revoke such instructions and has sufficient funds in such account to cover the amount of such filing.

                                     PART II

                    INFORMATION NOT REQUIRED IN A PROSPECTUS

     Exhibit No.                          Description
     -----------                          -----------
         1.1     Form of Underwriting Agreement (incorporated by reference to
                 Exhibit 1.1 to Registration Statement No. 33-65079 on Form S-3,
                 as amended)
        *1.2     Form of Terms Agreement
           4     Indenture  dated as of February 1, 1991 between the Company and
                 The Chase  Manhattan Bank (formerly known as Chemical Bank), as
                 Trustee,   including   proposed   forms   of  Debt   Securities
                 (incorporated  by  reference  to  Exhibit  4.1 to  Registration
                 Statement No. 33-38586 on Form S-3)
        *5.1     Opinion and consent of Sullivan & Cromwell, as to the validity of the Debt Securities
        *5.2     Opinion and consent of George C. Freeman, III, Esq., as to the validity of the Debt Securities
          12     Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12 to Universal Corporation's Quarterly
                 Report on Form 10-Q for the quarter ended December 31, 1999)
       *23.1     Consent of Ernst & Young LLP
       *23.2     Consent of Sullivan & Cromwell (included as part of Exhibit
                 5.1)
       *23.3     Consent of George C. Freeman, III, Esq. (included as part of
                 Exhibit 5.2)
          25     Form T-1 Statement of Eligibility and  Qualification  under the
                 Trust Indenture Act of 1939, as amended, of The Chase Manhattan
                 Bank  (formerly  known  as  Chemical  Bank)   (incorporated  by
                 reference  to  Exhibit  25.1  to  Registration   Statement  No.
                 33-65079 on Form S-3, as amended)
----------
* Filed herewith

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Universal Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on February 8, 2000.

                                   UNIVERSAL CORPORATION



                              By       /s/ Henry H. Harrell
                                       ------------------------------------
                                           Henry H. Harrell
                                           Chairman and Chief Executive Officer

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


                     Name                                           Title                        Date
                     ----                                           -----                        ----

 /s/ Henry H. Harrell                  Chairman and Chief Executive Officer and Director    February 8, 2000
----------------------------------     (Principal Executive Officer)
     Henry H. Harrell


 /s/ Hartwell H. Roper                 Vice President and Chief Financial Officer           February 8, 2000
----------------------------------     (Principal Financial Officer)
     Hartwell H. Roper

 /s/ William J. Coronado               Vice President and Controller (Principal             February 8, 2000
----------------------------------     Accounting Officer)
     William J. Coronado


 /s/ William W. Berry
----------------------------------     Director                                             February 8, 2000
     William W. Berry

 /s/ Dr. Ronald E. Carrier             Director                                             February 8, 2000
----------------------------------
     Dr. Ronald E. Carrier

                                       Director
----------------------------------
     Lawrence S. Eagleburger

 /s/ Joseph C. Farrell                 Director                                             February 8, 2000
----------------------------------
     Joseph C. Farrell
                                      -4-




 /s/ Charles H. Foster, Jr.           Director                                             February 8, 2000
----------------------------------
     Charles H. Foster, Jr.


 /s/ Richard G. Holder                Director                                             February 8, 2000
----------------------------------
     Richard G. Holder


 /s/ Allen B. King                    President and Chief Operating Officer                February 8, 2000
----------------------------------    and Director
     Allen B. King


                                       Director
----------------------------------
     Jeremiah J. Sheehan


 /s/ Hubert R. Stallard                Director                                            February 8, 2000
----------------------------------
     Hubert R. Stallard


                                      -5-